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Share Purchase Agreement

Startplattan 71274 AB

and

Razorfish, Inc.

for the sale and purchase of all of the issued shares of Razorfish AB, org. no. 556503-3247

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THIS AGREEMENT is made on 12 December 2001

BETWEEN:

(1)  STARTPLATTAN 71274 AB, org. no. 556619-1523, (the "Buyer"); and

(2) RAZORFISH, INC. with principal offices at 32 Mercer Street, New York, NY 10013 (the "Seller").

THE PARTIES AGREE AS FOLLOWS:

1.   INTERPRETATION

1.1 In this agreement the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires:

     "Buyer's Group" means the Buyer and its holding companies from time to time and the subsidiaries of the Buyer and such holding companies, all of them and each of them as the context admits;

     "Company" means Razorfish AB whose registered office is at Grev Turegatan 30, Stockholm, Sweden and which is registered under number 556503-3247;

     "Subsidiaries" means the subsidiaries of the Company as at the date hereof including but not limited to those companies listed at Schedule 1. For the avoidance of doubt Razorfish Oy shall not be included in the term Subsidiaries and shall, thus, not be regarded as a subsidiary of the Company

     "Encumbrance" means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, trust, right of set off or other third party right or interest (legal or equitable) including any right of pre-emption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement (including a sale and repurchase arrangement) having similar effect;

     "Related Person" means in relation to any party its holding companies and the subsidiaries and associated companies from time to time of such holding companies, all of them and each of them as the context admits;

     "Seller's Group" means Razorfish, Inc., its subsidiaries and associated companies excluding the Company and the Subsidiaries, all of them and each of them as the context admits as at the date hereof;

     "Shares" means the 2815 shares of the Company and which constitute all of the issued and outstanding shares of the Company.

1.2  In this agreement unless otherwise specified, reference to:


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     (a)  "includes" and "including" shall mean including without limitation;

     (b) a "party" means a party to this agreement and includes its permitted assignees (if any) and/or the successors in title to that part of its undertaking which includes this agreement;

     (c) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

     (d) any statute, statutory instrument, regulation, by-law or other requirement of Swedish law and to any Swedish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, procedure, court, official or any legal concept or doctrine or other expression shall in respect of any jurisdiction other than Sweden be deemed to include that which most nearly approximates in that jurisdiction to the Swedish term;

1.3 The schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the schedules.

2.   SALE AND PURCHASE ETC.

2.1 The Seller hereby sells and the Buyer hereby purchases the Shares with effect from 30 November 2001 free from any Encumbrance together with all accrued benefits and rights attached thereto.

2.2 The Seller waives or agrees to procure the waiver of any rights or restrictions conferred upon it or any other person which may exist in relation to the Shares under the articles of association of the Company and Subsidiaries or otherwise.

2.3 The consideration for the sale and purchase of the Shares and for warranties, licenses and undertakings etc. given by the Seller under this agreement shall be the total sum of one (1) USD to be paid to the Seller by the Buyer immediately after the signing of this agreement.

2.4 The Seller shall immediately after the signing of this agreement deliver to the Buyer the following documents:

     (a) share certificates representing the Shares executed in favour of the Buyer;

     (b) certified copy of the resolution of Seller's board of directors authorizing the transfer of the Shares to the Buyer.

3. WARRANTIES

3.1 The Seller warrants to the Buyer as follows:-

     (a)  The Seller is the only legal and beneficial owner of the Shares.


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     (b)  The Company has not allotted any shares other than the Shares and the
          Shares are fully paid or credited as fully paid.

     (c) There are no: (i) outstanding subscriptions, warrants, options, calls, or rights to acquire any shares in the capital or other securities of the Company; (ii) outstanding securities, instruments or obligations that are or may become convertible into or exchangeable for any shares in the capital or other securities of the Company; (iii) contracts under which the Company is or may become obliged to sell or otherwise issue any shares of its capital stock or any other securities; (iv) conditions or circumstances that may directly or indirectly give rise to or provide a basis for the assertion of a claim by any person to the effect that such person is entitled to acquire or receive any shares in the capital, or other securities of the Company.

     (d) There is no Encumbrance in relation to any of the Shares or unissued shares in the capital of the Company.

     (e) The Seller has the right, power and authority to enter into and perform its obligations under this agreement and each of the other transaction documents to which it is a party and the execution, delivery and performance by the Seller of this agreement and each such other transaction has been duly authorized by all necessary action on the part of the Seller.

     (f) The Seller has transferred all its claims on Razorfish AS to the Company and thereafter converted the transferred claims to unconditional shareholder contribution in the Company, as per Schedule 2.

     (g) The Seller has converted all claims on the Company, including conditional shareholder contribution, to unconditional shareholder contribution, as per Schedule 3 and 4.

     (h) The Seller warrants, on behalf of itself and its US subsidiaries, that it has no claim on the Buyer, the Company or the Subsidiaries of whatever kind and that if any claim of whatever kind would surface in the future the Seller will waive all such claims.

     (i) The Seller and/or the Seller Group has not filed for bankruptcy, receivership, liquidation or similar proceedings of the Company and will not on or after the date of this agreement file for bankruptcy receivership, liquidation or similar proceedings of the Company. The Seller and/or the Seller's Group has not and will not apply for bankruptcy with an application signed by the Company or on behalf of the Company prior to the date of this agreement. The Seller shall immediately after signing this agreement destroy any application for bankruptcy signed by the Company or on behalf of the Company before the date of this agreement.

3.2 The Buyer warrants to the Seller that:-

     (a) so far as the Buyer is aware (having made all reasonable due and careful enquiry) neither the Seller nor any of its US subsidiaries has given any guarantee or




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          underwritten any obligation in connection with any obligation of the
          Company which is still outstanding at the date hereof apart from (a) letter of guarantee issued by the Seller to Den Danske Bank dated 01.11.2000, Schedule 5; (b) letter of guarantee signed by the Seller to Den Danske Bank dated 08.11.2000 (the Buyer does not know if the letter of guarantee has been issued to Den Danske Bank), Schedule 6; and (c) Capital Cover Guarantee dated January 1, 2001 Schedule 7.

     (b) The Buyer has the right, power and authority to enter into and perform its obligations under this agreement and each of the other transaction documents to which it is a party.

     (c) On behalf of itself and on behalf of the Company and its Swedish subsidiaries, neither the Company nor any of its Swedish subsidiaries have any claim against the Seller or its US subsidiaries of whatever kind and that if any claim of whatever kind would surface in the future the Buyer and the Company and its Swedish subsidiaries will waive its rights under any such claim. Notwithstanding anything to the contrary above or elsewhere in this agreement the Seller shall remain liable to transfer 700 000 SEK to the Company as compensation for tax liabilities and debts in Qb International Holding AB and its subsidiaries under a share purchase agreement between the Seller and the Company of even date. The Buyer and/or the Company has not waived and shall not be obliged to waive its right to receive the 700 000 SEK in compensation from the Seller

4. PROTECTION OF GOODWILL

4.1 Subject to clause 4.10, the Seller on behalf of itself and its US subsidiaries, hereby undertakes (except as otherwise agreed in writing with the Buyer) not to directly or indirectly and either solely or jointly with any other person (either on its own account or as the agent of any other person) and in any capacity whatsoever:

     (a) for a period of two years from the date of this agreement carry on or be engaged or concerned or (except as the holder of shares in a listed company which confer not more than five per cent of the votes which can generally be cast at a general meeting of the company) interested in a business in Sweden or Norway which competes with the type of business carried on by the Company and/or the Buyer and/or Razorfish AS as at the date of this agreement; and/or

     (b) for a period of two years from the date of this agreement solicit any customer or employee of the Company and/or the Buyer and/or Razorfish AS.

4.2 Subject to clause 4.10, the Seller agrees that the undertakings contained in clause 4.1 are reasonable and are entered into for the purpose of protecting the goodwill of the business of the Company and Razorfish AS save that the benefit of the undertakings in clause 4.1 may not be assigned by the Buyer and its successors in title without the consent of the Seller. The Buyer agrees that the undertakings contained in clause 4.1 will not apply in respect of an existing client of the Seller and its US subsidiaries. An existing client shall be deemed to be a client or customer of the Seller and/or its US subsidiaries as at the date of this agreement.

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4.3  Subject to clauses 4.4 and 4.10, the Seller hereby grants the Company a non transferable (other than to a member of the Buyer's Group and/or to Geelmude Kiesen Gruppen AS (GKG")) royalty free licence to use the Razorfish name as a trademark, tradename and domain name in Sweden and Norway for a period of one calendar month from the date of this agreement.

4.4 Subject to clause 4.10, the Seller hereby grants the Company, Razorfish AS and the Buyer a non transferable (other than to a member of the Buyer's Group and/or GKG) royalty free licence to use the Razorfish name together with the word Sweden and/or Stockholm and/or Norway and/or Olso with or without any suffix thereto and/or Razorfish together with another name approved by the Seller (such approval only to be refused if the Seller can reasonably demonstrate that such other name could damage the commercial interests of the Seller's Group) as a tradename (company name) and domain name in Sweden and Norway for a period of two years from the date of this agreement; provided, however that the Company's licence described herein will be immediately cancelled or revoked in the event that the Company's, Razorfish AS and the Buyer's core business becomes anything other than providing digital services. Seller agrees to provide the Buyer, the Buyer's Group, Razorfish AS and GKG with written consents to ensure that the Company Registrars and domain name registrars in Sweden and Norway approves and registers the tradename, trademark and domain name for the Buyer, the Buyer's Group, Razorfish AS or GKG.

4.5 Subject to clause 4.10, the Seller grants the Company, Razorfish AS and the Buyer a royalty free non transferable (other than to a member of the Buyer's Group and/or GKG) licence to refer to Razorfish, Inc.'s website at www.razorfish.com for marketing purposes only for a period of one calendar month from the date of this agreement.

4.6 Subject to clause 4.10, the Seller hereby grants the Company and Razorfish AS a royalty free non transferable licence (other than to a member of the Buyer's Group and/or GKG) to use the name `Razorfish Europe' within Sweden and Norway as a trade name (company name) and domain name until the earlier of

     (a) the date which is the second anniversary of the date of this agreement; or
     (b) the date that the Company engages in a core business other than providing digital services; or
     (c) the date the Seller or any of its US subsidiaries establishes a company in Europe and engages in trading in Europe; or
     (d) the date the Company is sold by the Buyer to a company outside the Buyer's Group (except where the Buyer sells the Company to a company outside the Buyer's Group which is only interested in buying the Company to be able to use the deficits in the Company for tax purposes and/or where the Buyer prior to the sale of the Company changes the name of the Company so as not to include "Razorfish")

     whereupon the licence granted by this clause 4.6 shall immediately cease and neither the Company nor the Buyer nor any member of the Buyer's Group shall have any right to use the name `Razorfish Europe' in any capacity or combination of words whatsoever. For the avoidance of doubt where the licence granted pursuant to this clause 4.6 is transferred by the Buyer to another company within the Buyer's Group the same restrictions regarding the


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     Buyer shall apply to such transferee and the licenses shall lapse on the same date pursuant to this clause 4.6 as if the said licences had not been transferred by the Buyer to another member of the Buyer's Group.

4.7 The Seller shall set up a banner on its website at www.razorfish.com which refers end users to www.razorfish.se and to www.razorfish.no or
                               ----------------        ----------------
     such other URL to which the Company and/or the Buyer and/or Razorfish AS and/or another member of the Buyer's Group or GKG changes pursuant to clause 4.4 for a period of two years from the date of this agreement. The Buyer shall procure that the Company and Razorfish AS shall set up a banner on the website of the Company which refers end users to the website of the Seller at www.razorfish.se and at www.razorfish.no. The Seller shall for a period of one (1) month allow emails to be delivered to the present and future employee's of the Company and Razorfish AS under the @razorfish.com email adresses.

4.8 Subject to clause 4.10, the Seller hereby grants the Company and Razorfish AS such licences to the software used by the Company and Razorfish AS that may be so transferred and/or granted to the Company and Razorfish AS pursuant to the terms of such licences or sub-licences of the software used by the Company or Razorfish AS provided that such transfer or grant is at no cost of the Seller and the Seller is legally entitled to sublicense such software. The Seller undertakes to use its best endeavours to provide the Buyer and GKG with sufficient information about the software licenses (including information about any software licenses owned by the Company) to determine which software the Company needs to purchase. Such information shall be given to the Buyer no later than December 17, 2001.

4.9 The Seller shall deliver a template format of the Razorfish, Inc.'s website at www.razorfish.com on a CD within 10 working days after the
                -----------------
     date of this agreement. The Seller grants the Company, Razorfish AS and the Buyer a non transferable (other than to a member of the Buyer's Group and/or GKG) right to use, copy and modify the template form.

4.10 In the event that

     (a) an order is made, petition presented or resolution passed for the winding up (or equivalent procedure whereby the business is terminated and the assets of the Company concerned are distributed amongst its creditors and shareholders) or for the appointment of a provisional liquidator to the Company or the Buyer; or

     (b) administration order has been made and a petition for an administration order has been presented (or, equivalent process whereby the affairs of the Company are managed by a person specifically appointed for the purpose by a court, governmental body or similar agency) in respect of the Company or the Buyer; or

     (c) a receiver, receiver and manager, administrative receiver, custodian or similar official is appointed of the whole or part of either the Company or the Buyer's business or assets; or

     (d) a voluntary arrangement, compromise or scheme of arrangement of the affairs of the Company or the Buyer with their respective creditors or any class of their respective creditors generally has been proposed, sanctioned or approved; or


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     (e)  the Shares or a majority of the Shares are sold or an interest in the
          Company is acquired by a third party which is not a member of the Buyer's Group the acquisition of which would give the acquirer of such Shares a majority shareholding in the Company (except where the Buyer also after the sale of Shares or an interest in the Company through agreement or otherwise has a controlling influence on the Company and/or where the Buyer sells the Company to a company outside the Buyer's Group which is only interested in buying the Company to be able to use the deficits in the Company for tax purposes and/or where the Buyer prior to the sale of the Company changes the name of the Company so as not to include "Razorfish") ; or

     (f) the shares in such member of the Buyer's Group to which company a licence granted by the Seller pursuant to this clause 4 has been transferred (the `Transferee') are sold or an interest in the Transferee is acquired by a third party who is not a member of the Buyer's Group the acquisition of which would give the acquirer of such shares a majority shareholding in the Transferee (except where the Buyer also after the sale of such shares or an interest in the Transferee through agreement or otherwise has a controlling influence on the Transferee and/or where the Buyer prior to the sale of the Transferee changes the name of the Transferee so as not to include "Razorfish")

     then the obligation of the Seller in clauses 4.1 to 4.9 inclusive shall immediately cease and the rightsand benefits granted by the Seller to the Buyer and/or the Company (or the rights which have been transferred to any Transferee by the Buyer) pursuant to clauses 4.1 to 4.8 inclusive shall immediately cease. Notwithstanding anything to the contrary above, clause
     4.10 (a) - (d) shall not apply where the name of the Company has been changed to not include the name Razorfish before the Company is wound up or a receiver is appointed.

4.11 For the avoidance of doubt, the Company, the Buyer, the Buyer's Group, Razorfish AS and/or GKG shall not lose any right under any of the clauses in this clause 4 only because the Company sells its shares in Razorfish AS to GKG.

5.   INTER COMPANY AMOUNTS OWING

5.1 Should the Company have any inter company debt, management charge, invoicing owing to the Seller or its US subsidiaries after the transfer in
     Section 3 (f) and (g) the Seller, on behalf of itself and its US subsidiaries, hereby waives any such inter company debt, management charge, invoice as at the date of this agreement and releases the Company from any such inter company debt, management charge or invoice so owing.

5.2 The Buyer hereby agrees to procure that the Company and the Subsidiary shall waive in writing any inter company debt, management charge, invoice owing by the Company and/or a Subsidiary to the Seller and its US subsidiaries as at the date of this agreement and shall release the Seller and each of its US subsidiaries from any such inter company debt, management charge or invoice so owing.

5.3 In the event that the Buyer sells the Shares or a majority of the Shares are sold or are agreed to be sold by the Buyer within a period of 3 months from the date of this agreement to a

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     party which is not a member of the Buyer's Group (except where the Buyer sells the Shares to a company outside the Buyer's Group which buys the Shares for the sole purpose of being able to use the losses in the Company for tax purposes and does not intend to carry on the business of a digital technology consultancy) the Buyer shall pay an amount on the date of such sale or agreement for sale which is the lower of:

     (a) the aggregate amount of any inter company debt, management charge and invoice which the Seller has waived and released pursuant to clause 5.1; and

     (b)  50% of the sale proceeds payable from such sale or agreement for sale.

6.   ANNOUNCEMENTS

6.1 No party shall disclose the making of this agreement nor any other agreement referred to in this agreement, its terms (except those matters set out in the press release in the agreed terms and subject to clause 6) and each party shall procure that each of its Related Persons and its professional advisers shall not make any such disclosure without the prior consent of the other party unless disclosure is:

     (a)  to its professional advisers; or

     (b) required by law or the rules and requirements of any regulatory body, including, for the avoidance of doubt, the US Securities laws or NASDAQ requirements provided that this clause 6 does not apply to announcements, communications or circulars made or sent by the Buyer after this agreement to customers, clients or suppliers of the Company to the extent that it informs them of the Buyer's acquisition of the Shares or to any announcements containing only information which has become generally available.

6.2 The restrictions contained in this clause 6 shall apply without limit of time and whether or not this agreement is terminated.

7.   ASSIGNMENT

     This agreement is personal to the parties and accordingly neither party without the prior written consent of the other shall assign, transfer or declare a trust of the benefit of all or any of any other party's obligations nor any benefit arising under this agreement.

8.   COSTS

     Each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Shares.

9. FURTHER ASSURANCES

     The Seller shall after the agreement from time to time forthwith upon request from the Buyer at the Buyer's expense do or procure the

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     doing of all acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the Buyer for the purpose of vesting in the Buyer the full legal and beneficial title to the Shares. The Seller agrees to use its reasonable endeavours to assist the Company in its negotiation with its bankers in the event that the Company decides to transfer its assets to a third party connected with the Buyer including any negotiations concerning any guarantee given by the Seller to the bankers to the Company provided that such assistance is not prejudicial in any way to the commercial interests of the Seller.

10. ENTIRE AGREEMENT

10.1 Each party on behalf of itself and as agent for each of its Related Persons acknowledges and agrees with the other party (each such party acting on behalf of itself and as agent for each of its Related Persons) that:

     (a) this agreement together with any other documents referred to in this agreement (together the "Transaction Documents") constitutes the entire and only agreement between the parties and their respective Related Persons relating to the subject matter of the agreement;

     (b) neither it nor any of its Related Persons has been induced to enter into any Transaction Document in reliance upon, nor has any such party been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them has been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto;

     PROVIDED THAT the provisions of this clause 10 shall not exclude any liability which any of the parties or, where appropriate, their Related Persons would otherwise have to any other party or, where appropriate, to any other party's Related Persons or any right which any of them may have in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

11. VARIATIONS

     This agreement may be varied only by a document signed by each of the Seller and the Buyer.

12. WAIVER

12.1 A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

12.2 No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of


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     any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.3 No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the Seller and the Buyer.

12.4 The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

3.  INVALIDITY

13.1 If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

     (a) the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

     (b) the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

     shall not be affected or impaired in any way.

14.  COUNTERPARTS

     This agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by both parties.

15. GOVERNING LAW AND JURISDICTION

15.1 This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with Swedish law.

15.2 Each of the parties to this agreement irrevocably agrees that the courts of Sweden shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this agreement (respectively, "Proceedings" and "Disputes") and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of Sweden.

15.3 Each party irrevocably waives any objection which it might at any time have to the courts of Sweden being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of Sweden are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Disputes brought in any court referred to in this clause 14


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     shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

15.4 Without prejudice to any other permitted mode of service the parties agree that service of any claim form, notice or other document ("Documents") for the purpose of any Proceedings begun in Sweden shall be duly served upon it if delivered personally or sent by registered post, in the case of:

     (a) the Seller to Razorfish, Inc. at 32 Mercer Street New York NY10013 USA (marked for the attention of JP Maheu and Hilary Fenner); and

     (b)  the Buyer to Razorfish AB, Grev Turegatan 30, Stockholm, Sweden.

     or such other person and address as the Seller shall notify the Buyer in writing or vice versa from time to time.

IN WITNESS whereof this agreement has been executed on the date first above written.

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                                   Schedule 1

                                The Subsidiaries

Razorfish AG
Razor AB
Confutera NR 5011 AB
Confutera Learning AB
Confutera Services AB
Spray Network USA, Inc.
Confutera Workgroup Solutions AB
Confutera Media Agency AB
Confutera Research AB
Confutera Interactive Development AB
Confutera Nord AB
Razorfish AS


Signed by                                         )     /S/ PER JAURING
for and on behalf  STARTPLATTAN 71274 AB          )
                                                  )
                                                  )





Signed by                                         )     /S/ JEAN-PHILIPPE MAHEU
for and on behalf of RAZORFISH, INC.              )
                                                  )




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